BC FORM 51-901F QUARTERLY REPORT Incorporated as part of: X Schedule A Schedule B & C

ISSUER DETAILS
Name of Issuer:	International Lima Resources Corp.

Issuer Address:	213 West First Street
North Vancouver, B.C. V7M 1B3

Issuer Fax No.:	(604) 990-9410

Issuer Telephone No.:	(604) 990-9599

Contact Name:	Julie Bolden

Contact Position:	Corporate Secretary

Contact Telephone No.:	(604) 990-9599

Contact E-mail Address:	jbolden@leisurecanada.com

Website Address:	N/A

For Quarter Ended:	April 30, 2002

Date of Report:	September 16, 2002

CERTIFICATE

The schedule(s) required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it. Please note this form is incorporated as part of both the required filing of Schedule A and Schedules B & C.

“Mark J. Morabito”		Mark J. Morabito	2002/09/16

Director’s	Signature	Name of Director	Date Signed

“J. Bryan Daniels”		J. Bryan Daniels	2002/09/16

Director’s	Signature	Name of Director	Date Signed

INTERNATIONAL LIMA RESOURCES CORP.

FINANCIAL STATEMENTS

APRIL 30, 2002 AND 2001

AUDITORS’ REPORT

BALANCE SHEETS

STATEMENTS OF LOSS AND DEFICIT

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

LABONTE & CO.	1205 - 1095 West Pender Street

Vancouver, BC Canada
C H A R T E R E D A C C O U N T A N T S	V6E 2M6

	Telephone	(604) 682-2778
	Facsimile	(604) 689-2778
	Email	rjl@labonteco.com

AUDITORS’ REPORT

To the Shareholders of International Lima Resources Corp.

We have audited the balance sheets of International Lima Resources Corp. as at April 30, 2002 and 2001 and the statements of loss and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on thes e financial statements based on our audit.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

“LaBonte & Co.”

CHARTERED ACCOUNTANTS
Vancouver, B.C.
August 31, 2002
INTERNATIONAL LIMA RESOURCES CORP.
BALANCE SHEETS

	April 30, 2002		April 30, 2001

ASSETS
CURRENT
Cash		$14,799	$51,573
Other receivable		877	195

		$15,676	$ 51,768

LIABILITIES
CURRENT
Accounts payable and accruals		$51,469	$43,398

SHAREHOLDERS EQUITY (DEFICIENCY)
SHARE CAPITAL (Note 4)		8,271,267	8,271,267
CONTRIBUTED SURPLUS		15,000	15,000
DEFICIT	(8,322,060)		(8,277,897)

		(35,793)	8,370

		$15,676	$51,768

CONTINGENCY (Note 1)

Approved on behalf of the Board:

“Mark Morabito”	“J. Bryan Daniels”

Mark Morabito – Director	J. Bryan Da niels – Director

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP.
STATEMENTS OF LOSS AND DEFICIT

	Year ended	Year ended
	April 30, 2002	April 30, 2001

EXPENSES
Management fees	$24,857	$5,000
Office and general	3,099	4,875
Professional fees	4,618	24,466
Transfer agent and filing fees	11,589	9,671

LOSS BEFORE THE FOLLOWING	(44,163)	(44,012)
LOSS ON ABANDONMENT OF MINERAL PROPERTY (Note 3)	-	(60,987)

NET LOSS FOR THE YEAR	(44,163)	(104,999)
DEFICIT, BEGINNING OF YEAR	(8,277,897)	(8,172,898)

DEFICIT, END OF YEAR	$ (8,322,060)	$(8,277,897)

Basic and diluted loss per share	$(0.01)	$ (0.02)

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP.
STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	April 30, 2002	April 30, 2001

CASH PROVIDED BY (USED FOR):
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(44,163)	$(104,999)
Adjusted for items not affecting cash:
- loss on abandonment of mineral property	-	60,987
- non -cash loan bonus	-	1,915
- non -cash interest expense	-	1,085

	(44,163)	(41,012)
Net changes in non-cash working capital items	7,389	(14,485)

Cash flows used in operating activities	(36,774)	(55,497)

CASH FLOWS USED IN INVESTING ACTIVITIES
Mineral property acquisition costs	-	(12,500)

Cash flows used in investing activities	-	(12,500)

DECREASE IN CASH	(36,774)	(67,997)
CASH, BEGINNING OF YEAR	51,573	119,570

CASH, END OF YEAR	$14,799	$51,573

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP. NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2002 AND 2001

NOTE 1 - CONTINUANCE OF OPERATIONS

During 2001 the Company abandoned its mineral property option and currently hold no business assets. The financial statements have been prepared in accordance with Canadian generally accepted accounting principles on the going concern basis of accounting that assumes the realization of assets and discharge of liabilities in the normal course of business. The Company has a history of losses and has a working capital deficit and capital deficiency of $35,793 at April 30, 2002. The ability of the Company to continue as a going concern is dependent on raising additional working capital, the continuing support of its creditors, and pursuing a new business opportunity.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mineral Properties and Deferred Costs

The Company capitalizes the acquisition costs of mineral properties and related exp loration and development costs. These costs, which do not necessarily reflect present values, will be amortized over the estimated useful lives of the properties upon commencement of commercial production using the unit-of-production method. Costs relating to mineral properties which are sold or abandoned are written off when such events occur.

Foreign currency translation

The financial statements are presented in Canadian dollars. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates in effect at the balance sheet date. Non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the year. Exchange gains or losses arising on foreign currency translation are included in the determination of operating results for the period.

Loss per Share

The Company has adopted the new accounting recommendations of the Canadian Institute of Chartered Accountants relating to the computation and disclosure of loss per share. Under the new standard, the treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments. The treasury stock method assumes that proceeds received from in-the-money stock options are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted monthly average number of shares outstanding during the respective periods. Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of stock options have been exc luded as they are anti-dilutive.

Income taxes

Future income taxes are recognized for the future income tax consequences attributable to differences between financial statement carrying values and their corresponding tax values (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that, in the opinion of management, is more likely than not to be realized.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

INTERNATIONAL LIMA RESOURCES CORP.	Page 2
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2002 AND 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (con’t)

Financial instruments

The fair value of the Company’s current assets and liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Stock Based Compensation

No compensation expense is recognized when stock options are issued. The consideration paid on the exercise of stock options is credited to share capital when the shares are issued. Commencing May 1, 2002 the Company will adopt the new accounting recommendations of the CICA regarding stock-based compensation and other stock-based payments. The standard requires that all stock based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all stock-based awards made to employees, but only requires it for direct awards of stock, stock appreciation rights and awards that call for settlement in cash or other assets. As no compensation expense is recognized when stock options are granted to employees, the Company will disclose pro-forma basic earnings (loss) per share and pro-forma diluted earnings (loss) per share as if the fair value method had been used for new awards.

NOTE 3 – ABONDONMENT OF MINERAL PROPERTY

By an agreement dated December 1, 1999 and amended May 1, 2000, the Company had the option to acquire a 100% interest, subject to a 5% net smelter return royalty, in 13 mineral claims in the Dorothy Lake – Dobie River area of north-western Ontario. In order to exercise the option, the Company was required to make payments of $25,000 ($12,500 paid in 2000, $12,500 p aid in 2001), issue 225,000 shares (100,000 shares issued in 2000, 50,000 shares issued in 2001), incur $150,000 in exploration costs by February 5, 2001 ($8,487 incurred in 2000), file for assessment credit all qualifying exploration expenditures and maintain the claims in good standing. The Company was unable to meet its funding obligation and during 2001 decided not to pursue its option. As a result the mineral property was written off at April 30, 2001 resulting in a loss of $60,987.

NOTE 4 – SHARE CAPITAL

Authorized: 20,000,000 common shares without par value

	Number	Value

Issued:
Balance at April 30, 2000	4,255,329	8,219,202
Issued during the year:
- for mineral property at $.15 per share	50,000	7,500
- for loan bonus at $.15 per share	12,764	1,915
- for debt at $.13 per share	328,078	42,650

Balance at April 30, 2002 and 2001	4,646,171	$ 8,271,267

At April 30, 2002 562,500 shares were held in escrow. The release of these shares from escrow is subject to the direction and determination of British Columbia regulatory authorities.

Stock options are outstanding to directors and employees to purchase 33,332 shares exercisable at a price of $.48 per share to May 23, 2002 (subsequently expired), 324,867 shares exercisable at a price of $.15 per share to May 2, 2005, 20,000 shares exercisable at a price of $.15 per share to December 6, 2005 and 75,000 shares exercisable at a price of $.12 per share to December 6, 2005.

NOTE 5 - RELATED PARTY TRANSACTIONS

INTERNATIONAL LIMA RESOURCES CORP.	Page 3
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2002 AND 2001

The Company incurred $24,857 (2001 - $5,000) in management fees to a private company controlled by a director, two directors and an officer of the Company. At April 30, 2002 $18,325 is owing to these parties and is included in accounts payable.

NOTE 6 - INCOME TAXES

The Company has non-capital losses carried-forward of $905,000 which may be available to offset future income for income tax purposes and which expire commencing in 2003. The Company also has Canadian and foreign exploration and development expenses amounting to approximately $1,053,000 which, if available, may be used indefinitely to offset future taxable income. Due to the uncertainty of realization as the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

NOTE 7 – SUBSEQUENT EVENT

In August 2002, the Company settled debt of $42,935 by the issuance of 429,351 shares valued at a price of $.10 per share.